Exhibit 99.1

[LOGO]	MINERA ANDES
INCORPORATED

TSX-V: MAI	NEWS RELEASE	NASD-OTCBB: MNEAF

PROPOSED MERGER BETWEEN MINERA ANDES AND

LA MANCHA RESOURCES WILL NOT BE COMPLETED;

HOCHSCHILD EARNS INTEREST IN SAN JOSÉ PROJECT

SPOKANE, WA – JULY 1, 2003 – Minera Andes Inc. (TSX-V: MAI and US OTC BB: MNEAF) (the “Corporation”) and La Mancha Resources Inc. (TSX-V: LMA) announce that their previously proposed merger will not proceed. The two companies have concluded that the delays associated with completion of the merger and the satisfaction of conditions precedent would not be in the best interests of their respective shareholders. The Arrangement Agreement they had entered into in anticipation of the merger has therefore been terminated.

Separately, the Corporation announces that Mauricio Hochschild & Cia. Ltda. S.A. (“MHC”) has acquired 51% of the shares of the project company, Minera Santa Cruz S.A., upon satisfaction of the vesting requirements of the Joint Venture Agreement for the development of the Huevos Verdes gold/silver project in southern Argentina. The Agreement required MHC to expend US$3 million on the further exploration and development of the Huevos Verdes project, owned by Minera Santa Cruz, in order to vest. Minera Andes holds a 49% interest in the project.

Currently, underground construction is underway on the Huevos Verdes target at San José in order to define a mineable gold/silver ore reserve. The construction program involves sinking two decline shafts to access the main Huevos Verdes vein, then driving galleries or tunnels on two levels to explore the vein structure identified at San José. An extensive program of further exploration is planned in the current phase of work, including further metallurgical work that may include construction of a pilot plant at site. Among other work, a 27 kilometer (about 17 miles) all-weather road and bridge to Huevos Verdes is nearly completed, which will provide improved access to site.

Following the termination of the proposed merger with La Mancha, Minera Andes intends to review other possible financing strategies including possible business combinations and strategic relationships. It intends to undertake an active exploration program on its existing portfolio of gold, silver and copper properties in Argentina and continue to work actively with MHC in the on-going development of Huevos Verdes. Minera Andes is a mining exploration and development corporation focused on Argentina. The Corporation presently has 37,450,864 issued and outstanding shares.

For further information visit our Web site at www.minandes.com, or please contact our investor relations at:

Spokane Office Art Johnson 3303 N. Sullivan Road Spokane, WA 99216 USA Phone: (509) 921-7322 Fax: (509) 921-7325 E-mail: mineraandes@minandes.com	Vancouver Office Krister A. Kottmeier 1000-355 Burrard Street Vancouver, B.C. V6C 2G8 Phone: (604) 689-7017 Toll Free: 1-877-689-7018 E-mail: ircanada@minandes.com

FORWARD-LOOKING STATEMENT— Although Minera Andes believes many of its properties have promising potential, its properties are in the early stages of exploration. None have yet been shown to contain proven or probable mineral reserves. There can be no assurance that such reserves will be identified on any property, or that, if identified, mineralization may be economically extracted. In addition, Minera Andes’ joint venture partner, Mauricio Hochschild & Cia. Ltda., does not accept responsibility for the use of project data relating to the San José project or in the adequacy or accuracy of this release.

THE TSX VENTURE EXCHANGE HAS NOT REVIEWED AND DOES NOT ACCEPT RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THIS RELEASE.

Minera Andes Inc.	News Release 03-13- Page 1